Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC.  ANNOUNCES RECEIPT OF

NOTIFICATION FROM NYSE AMEX, LLC

BOCA RATON, Florida, December 11, 2009 – ARMOUR Residential REIT, Inc. (NYSE Amex: ARR; ARR.WS) (the "Company") today announced that it received notice from the Staff of the NYSE Amex, LLC (the "Exchange") on December 7, 2009 indicating that the Company no longer complies with the Exchange's continued listing standards due to the fact that the Company's current market capitalization is below $50,000,000 and the Company does not currently have at least 400 public shareholders, as required by Sections 101(c)(2), 101(d)(1) and 102(a) of the NYSE Amex Company Guide, and that its securities are therefore subject to being delisted from the Exchange.

On December 10, 2009, the Company appealed this determination and requested a hearing before a committee of the Exchange. There can be no assurance that the Company's request for continued listing will be granted. As an alternative to listing on the Exchange, the Company has commenced a listing application process with The NASDAQ Stock Market.

ARMOUR Residential REIT, Inc.

ARMOUR is Maryland corporation focused on investing in residential mortgage-backed securities.  ARMOUR is externally managed and advised by ARRM.  ARMOUR intends to elect and qualify to be taxed as a real estate investment trust ("REIT") for U.S. federal income tax purposes, commencing with ARMOUR's taxable year ending December 31, 2009.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's  most recent filings with the Securities and Exchange Commission ("SEC").  All subsequent written and oral forward-looking statements concerning the Company is expressly qualified in their entirety by the cautionary statements above.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the companies at the SEC's Internet site at http://www.sec.gov/ or by directing requests to: ARMOUR Residential REIT, Inc., 6800 Broken Sound Parkway, Suite 200, Boca Raton, Florida 33487, Attention: Investor Relations.

Investor Contact:

Jeffrey Zimmer

Co-Chief Executive Officer, President and Vice Chairman

ARMOUR Residential REIT, Inc.

(772) 388 9498